NAME OF REGISTRANT:
Franklin Gold Fund
File No. 811-1700

EXHIBIT ITEM No. 77I(b):
 Terms of new or amended securities


The Registrant currently offers four
 classes of shares, Class A, Class B,
 Class C and Advisor Class. Before
 January 1, 1999, Class A shares were
 designated Class I and Class C shares
 were designated Class II. The Registrant began offering Class B shares on January 1, 1999. The Registrant may offer additional classes of shares in the future.
 The full title of each class is:


* Franklin Gold Fund, Franklin Gold Fund Series,
 Franklin Gold Fund -  Class A

* Franklin Gold Fund, Franklin Gold Fund Series,
 Franklin Gold Fund - Class B

* Franklin Gold Fund, Franklin Gold Fund Series,
 Franklin Gold Fund - Class C

* Franklin Gold Fund, Franklin Gold Fund Series,
 Franklin Gold Fund - Advisor Class


Shares of each class represent proportionate interests in the Registrant's assets. On matters that affect the Registrnt as a whole, each class has the same voting and other rights and preferences as any other class. On matters that affect only one class, only shareholders of that class may vote. Each class votes separately on matters affecting only that class, or expressly required to be voted on separately by state or federal law.


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